For the semi-annual period ended June 30, 2009
File number 811-06674



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on June 10,
2009. At such meeting the stockholders elected one Class II
Director and two Class III Directors.


a)	Approval of Class II Director

        				Affirmative		 Shares
        				votes cast 		Withheld

	Jonathan J.K. Taylor		17,244,375.06		523,896.18

b)	Approval of Class III Directors

            				Affirmative		 Shares
            				votes cast 		Withheld

	John A. Hawkins			17,230,593.06		537,678.18
	Tak Lung Tsim			17,185,293.07		582,978.17